Exhibit 4.8

EXECUTION VERSION

OMNIBUS TERMINATION ACKNOWLEDGEMENT

This OMNIBUS TERMINATION ACKNOWLEDGEMENT dated as of December 18, 2025 (this “Acknowledgement”), is made among DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust organized under the laws of the State of Delaware, as issuer (the “Issuer”), DISCOVER FUNDING LLC, a Delaware limited liability company (“Funding”), in its capacity as transferor (the “Transferor”), and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (“CONA”), in its capacity as master servicer, servicer and seller (individually, “Master Servicer,” “Servicer” and “Seller”).

Background

WHEREAS, the Issuer has, pursuant to Section 1310 of the Second Amended and Restated Indenture, dated as of May 18, 2025, as further amended by Amendment No. 1 thereto, dated as of December 18, 2025 (as amended, restated or otherwise modified prior to the date hereof, the “Base Indenture”), as supplemented by the Third Amended and Restated Indenture Supplement for the DiscoverSeries Notes, dated as of May 18, 2025, as supplemented, in each case, by a Terms Document relating to a tranche of Notes currently outstanding (each, as so amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Indenture Supplement” and, together with the Base Indenture, the “Indenture”), each by and between the Issuer and U.S. Bank Trust Company, National Association (“USBTC”), in its capacity as indenture trustee (the “Indenture Trustee”), elected to discharge its obligations under the Indenture (except, for the avoidance of doubt, with respect to those obligations set forth in the proviso to Section 1310(a) of the Indenture) by defeasing the outstanding Class A Notes (the “Defeasance”) pursuant to the terms of a Defeasance Agreement, dated as of the date hereof (the “Defeasance Agreement”), by and among the Issuer, USBTC, in its capacity as Indenture Trustee and as paying agent, and U.S. Bank National Association, in its capacity as securities intermediary;

WHEREAS, the Defeasance became effective as of December 18, 2025;

WHEREAS, pursuant to subsection 603(b) of the Indenture, upon consummation of the Defeasance, as directed by Funding, on behalf of the Issuer, the Indenture Trustee caused the Subordinated Notes held by Funding or any of its Affiliates to be repaid and canceled without surrender or presentment, whereupon the Subordinated Notes were no longer Outstanding;

WHEREAS, upon cancellation of the Subordinated Notes, the Indenture Trustee assigned, transferred and delivered the Series 2007-CC Collateral Certificate (the “Investor Certificate”) and all other Collateral set forth in the Granting Clause of the Indenture to the Transferor in accordance with Section 1310(d) of the Indenture on December 18, 2025;

WHEREAS, upon assignment, transfer and delivery of the Investor Certificate and all other Collateral set forth in the Granting Clause of the Indenture to the Transferor in accordance with the terms of the Defeasance Agreement, the Series Termination Date occurred;

WHEREAS, upon the occurrence of such Series Termination Date, Funding canceled the Investor Certificate in accordance with Section 6.14 of the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of May 18, 2025, as further amended by Amendment No. 1 thereto dated as of the date hereof (as amended, restated, supplemented or otherwise amended prior

Omnibus Termination Acknowledgement

to the date hereof, the “PSA”), as supplemented by the Second Amended and Restated Series 2007-CC Supplement, dated of May 18, 2025, as further amended by Amendment No. 1 thereto, dated as of the date hereof (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Series Supplement” and, together with the PSA, the “Pooling and Servicing Agreement”), among CONA, as Master Servicer and Servicer, Funding, as Transferor, and USBTC, in its capacity as trustee (the “Trustee”);

WHEREAS, pursuant to subsection 12.01(a) of the Pooling and Servicing Agreement, upon cancellation of the Investor Certificate, Discover Card Master Trust I (“DCMT”), a New York common law trust created by the Pooling and Servicing Agreement, and the respective obligations and responsibilities of the parties thereto terminated, except as otherwise specified in the Pooling and Servicing Agreement, on such Series Termination Date;

WHEREAS, pursuant to subsection 12.02(b) and Section 12.03 of the Pooling and Servicing Agreement, upon the termination of the Transferor’s obligations and responsibilities with respect to DCMT pursuant to Section 12.01 of the Pooling and Servicing Agreement and the surrender, if applicable, of any certificated Transferor Certificate, the Trustee executed a written reconveyance pursuant to which it distributed and transferred all right, title and interest of DCMT in the Receivables and Interchange, whether then existing or thereafter created, any cash remaining in DCMT in respect of the Transferor Interest, and all proceeds of any of the above to the Holder of the Transferor Certificate, such distribution having been made without recourse, representation or warranty except for the warranty that since the date of transfer by the Transferor under the Pooling and Servicing Agreement, the Trustee has not sold, transferred or encumbered any such Receivables, Interchange or interests in either;

WHEREAS, Funding conveyed such money and property received pursuant to the reconveyance to CONA;

WHEREAS, Section 8.1 of the Amended and Restated Receivables Sale and Contribution Agreement, dated as of May 18, 2025 (the “Receivables Sale and Contribution Agreement”), between CONA and Funding, provides that the Receivables Sale and Contribution Agreement shall continue until the termination of DCMT as provided in Article XII of the Pooling and Servicing Agreement;

WHEREAS, the parties to the Risk and Retention Agreements executed in connection with the outstanding Class A(2021-2) Notes, Class A (2023-1) Notes and Class A(2023-2) Notes (the “Risk Retention Agreements”), among CONA, Funding and the Issuer agree to terminate such Risk Retention Agreements pursuant to subsection 6(d) thereof; and

WHEREAS, all parties hereto desire to acknowledge the termination of the Receivables Sale and Contribution Agreement and the Risk Retention Agreements.

Acknowledgement

1. Definitions. Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) the Indenture, the Pooling and Servicing Agreement, the Receivables Sale and Contribution Agreement and the Risk Retention Agreements, as applicable.

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2. Acknowledgement of the Terminations. Pursuant to Section 8.1(d) of the Receivables Sale and Contribution Agreement and Section 6(d) of the Risk Retention Agreements, each of the Receivables Sale and Contribution Agreement and the Risk Retention Agreements shall terminate.

3. Binding Effect. This Acknowledgement shall be binding on the parties hereto and their respective successors and assigns.

4. Miscellaneous.

(a) THIS ACKNOWLEDGMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REFERENCE TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

(b) Section headings contained in this Acknowledgement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Acknowledgement.

(c) This Acknowledgement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which, when executed, shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “executed,” “signed,” “signature,” and words of like import in this Acknowledgement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(d) This Acknowledgment is executed by Wilmington Trust Company, not in its individual capacity but solely as owner trustee (the “Owner Trustee”) on behalf of the Issuer and the Owner Trustee shall incur no personal liability in connection herewith or the transactions contemplated hereby.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties have caused this Acknowledgement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Drew H. Davis
Name:	Drew H. Davis
Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION, as Master Servicer, Servicer and Seller

By:	/s/ Franco E. Harris
Name:	Franco E. Harris
Title:	Treasurer

DISCOVER FUNDING, LLC as Transferor

By:	/s/ Eric D. Bauder
Name:Eric D. Bauder
Title: Assistant Vice President, Treasurer

S-1	Omnibus Termination Acknowledgement